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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            We consent to the incorporation by reference in Registration Statement Nos. 333-46718, 333-54538, 333-96193, 333-113478, 333-118677, 333-128828, 333-150353, 333-156567, and 333-161891 on Form S-3 and Nos. 333-56468, 333-88527, 333-88529, 333-85330, 333-91554, and 333-105292 on Form S-8 of our report dated March 2, 2009 (July 17, 2009 as to the reclassification of segment information for 2008 and 2007 as described in Note 26) relating to the consolidated financial statements of East West Bancorp, Inc., appearing in this Annual Report on Form 10-K of East West Bancorp, Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
February 26, 2010

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  Exhibit 23.2